September 1, 2010

Via EDGAR Submission

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attn:	John Reynolds

Susann Reilly

Re:	Cott Beverages Inc.

Registration Statement on Form S-4

File No. 333-164493

Ladies and Gentlemen:

Pursuant to Rule 461 of the Securities Act of 1933, as amended, Cott Beverages Inc. (the “Issuer”), Cott Corporation, Cott Holdings Inc., Cott USA Corp., Cott Vending Inc., Interim BCB LLC, CB Nevada Capital Inc., Cott U.S. Holdings LLC, Cott U.S. Acquisition LLC, Cott Acquisition LLC, Caroline LLC, Cliffstar LLC, Star Real Property LLC, Cott USA Finance LLC, Cott Beverages Limited, Cott Retail Brands Limited, Cott Limited, Cott Europe Trading Limited, Cott Private Label Limited, Cott Nelson (Holdings) Limited, Cott (Nelson) Limited, Cott Acquisition Limited, Cott UK Acquisition Limited, 156775 Canada Inc., 967979 Ontario Limited, 804340 Ontario Limited and 2011438 Ontario Limited (collectively with the Issuer, the “Registrants”) hereby request acceleration of the effective date of their Registration Statement on Form S-4 (File No. 333-164493), as amended (the “Registration Statement”), to 4:00 p.m. Eastern Time, on Friday, September 3, 2010 or as soon thereafter as practicable. The Registrants hereby acknowledge their responsibilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as they relate to the proposed public offering of the securities specified in the above-referenced Registration Statement. In addition, the Registrants acknowledge that:

•

should the Securities and Exchange Commission (the “Commission”) or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

•

the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Registrants from their full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•

the Registrants may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

September 1, 2010

Please contact Christian O. Nagler of Kirkland & Ellis LLP, special counsel to the Registrants, at (212) 446-4660, as soon as the Registration Statement has been declared effective, or if you have any other questions or concerns regarding this matter.

Sincerely,

COTT BEVERAGES INC.

By	/s/ Marni Morgan Poe
	Name:	Marni Morgan Poe
	Title:	Vice President, General Counsel and Secretary

COTT CORPORATION

By	/s/ Marni Morgan Poe
	Name:	Marni Morgan Poe
	Title:	Vice President, General Counsel and Secretary

COTT HOLDINGS INC.

By	/s/ Marni Morgan Poe
	Name:	Marni Morgan Poe
	Title:	Vice President, General Counsel and Secretary

COTT USA CORP.

By	/s/ Marni Morgan Poe
	Name:	Marni Morgan Poe
	Title:	Vice President, General Counsel and Secretary

September 1, 2010

COTT VENDING INC.

By	/s/ Marni Morgan Poe
	Name:	Marni Morgan Poe
	Title:	Vice President, General Counsel and Secretary

INTERIM BCB LLC

By	/s/ Marni Morgan Poe
	Name:	Marni Morgan Poe
	Title:	Vice President, General Counsel and Secretary

CB NEVADA CAPITAL INC.

By	/s/ Ceaser Gonzalez
	Name:	Ceaser Gonzalez
	Title:	President

COTT U.S. HOLDINGS LLC

By	/s/ Marni Morgan Poe
	Name:	Marni Morgan Poe
	Title:	Vice President, General Counsel and Secretary

COTT U.S. ACQUISITION LLC

By	/s/ Marni Morgan Poe
	Name:	Marni Morgan Poe
	Title:	Vice President, General Counsel and Secretary

September 1, 2010

COTT ACQUISITION LLC

By	/s/ Marni Morgan Poe
	Name:	Marni Morgan Poe
	Title:	Vice President, General Counsel and Secretary

CAROLINE LLC

By	/s/ Marni Morgan Poe
	Name:	Marni Morgan Poe
	Title:	Vice President, General Counsel and Secretary

CLIFFSTAR LLC

By	/s/ Marni Morgan Poe
	Name:	Marni Morgan Poe
	Title:	Vice President, General Counsel and Secretary

STAR REAL PROPERTY LLC

By	/s/ Marni Morgan Poe
	Name:	Marni Morgan Poe
	Title:	Vice President, General Counsel and Secretary

COTT USA FINANCE LLC

By	/s/ Ceaser Gonzalez
	Name:	Ceaser Gonzalez
	Title:	President

September 1, 2010

COTT BEVERAGES LIMITED

By	/s/ Gregory N. Leiter
	Name:	Gregory N. Leiter
	Title:	Director

COTT RETAIL BRANDS LIMITED

By	/s/ Gregory N. Leiter
	Name:	Gregory N. Leiter
	Title:	Director

COTT LIMITED

By	/s/ Gregory N. Leiter
	Name:	Gregory N. Leiter
	Title:	Director

COTT EUROPE TRADING LIMITED

By	/s/ Gregory N. Leiter
	Name:	Gregory N. Leiter
	Title:	Director

COTT PRIVATE LABEL LIMITED

By	/s/ Gregory N. Leiter
	Name:	Gregory N. Leiter
	Title:	Director

September 1, 2010

COTT NELSON (HOLDINGS) LIMITED

By	/s/ Gregory N. Leiter
	Name:	Gregory N. Leiter
	Title:	Director

COTT (NELSON) LIMITED

By	/s/ Gregory N. Leiter
	Name:	Gregory N. Leiter
	Title:	Director

COTT ACQUISITION LIMITED

By	/s/ Marni Morgan Poe
	Name:	Marni Morgan Poe
	Title:	Director

COTT UK ACQUISITION LIMITED

By	/s/ Marni Morgan Poe
	Name:	Marni Morgan Poe
	Title:	Director

156775 CANADA INC.

By	/s/ Marni Morgan Poe
	Name:	Marni Morgan Poe
	Title:	Vice President, General Counsel and Secretary

September 1, 2010

967979 ONTARIO LIMITED

By	/s/ Marni Morgan Poe
	Name:	Marni Morgan Poe
	Title:	Vice President, General Counsel and Secretary

804340 ONTARIO LIMITED

By	/s/ Marni Morgan Poe
	Name:	Marni Morgan Poe
	Title:	Vice President, General Counsel and Secretary

2011438 ONTARIO LIMITED

By	/s/ Marni Morgan Poe
	Name:	Marni Morgan Poe
	Title:	Vice President, General Counsel and Secretary

cc:	Christian O. Nagler

Kirkland & Ellis LLP